Astoria Financial Corporation Reports 2015 Second Quarter Earnings Per Common Share Of $0.29

Results Include $0.11 Per Common Share Due to Impact of Tax Law Changes

Quarterly Cash Dividend of $0.04 Per Common Share Declared

LAKE SUCCESS, N.Y., July 22, 2015 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", or the "Company"), the holding company for Astoria Bank (the "Bank") today reported net income available to common shareholders of $29.2 million, or $0.29 diluted earnings per common share ("diluted EPS"), for the quarter ended June 30, 2015, compared to net income available to common shareholders of $20.1 million, or $0.20 diluted EPS, for the quarter ended June 30, 2014. For the six months ended June 30, 2015, net income available to common shareholders totaled $46.4 million, or $0.46 diluted EPS compared to $49.5 million, or $0.50 diluted EPS, for the comparable 2014 period. Included in the 2015 second quarter and six month results is a reduction in income tax expense of $11.4 million ($0.11 per common share) related to the impact of income tax legislation enacted in the second quarter of 2015, primarily as applicable to New York City. Included in the 2014 second quarter results was a $5.7 million loan loss release ($3.7 million or $0.04 per common share, after tax) resulting from the designation of non-performing residential mortgage loans as held-for-sale. Also included in the 2014 six month results was a reduction in income tax expense of $11.5 million ($0.12 per common share) related to the impact of New York State income tax legislation enacted on March 31, 2014.

Monte N. Redman, President and Chief Executive Officer of Astoria, commenting on the quarter stated, "While we are somewhat disappointed by the lack of net growth in our loan portfolio in the second quarter, we are pleased with the continued growth of our lower cost business banking deposits as well as the fact that, in this low rate environment, our net interest margin increased slightly to 2.35% while many of our competitors have recently experienced margin contraction."

Board Declares Quarterly Cash Dividend of $0.04 Per Share
The Board of Directors of the Company, at its July 22, 2015 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on September 1, 2015 to shareholders of record as of August 14, 2015. This is the eighty first consecutive quarterly cash dividend declared by the Company.

Second Quarter and Six Month Earnings Summary
Net interest income for the quarter ended June 30, 2015 totaled $85.2 million compared to $85.7 million for the previous quarter and $85.8 million for the 2014 second quarter. The net interest margin for the quarter ended June 30, 2015 was 2.35%, compared to 2.34% for the previous quarter and 2.31% for the 2014 second quarter. For the six months ended June 30, 2015, net interest income totaled $170.9 million, compared to $173.7 million for the comparable 2014 period, and the net interest margin was 2.34% for the six months ended June 30, 2015, flat from 2.34% for the six months ended June 30, 2014.

For the quarter ended June 30, 2015, a $3.0 million loan loss release was recorded compared to a $343,000 release in the prior quarter and a $5.7 million loan loss release recorded in the 2014 second quarter. For the six months ended June 30, 2015, we recorded a loan loss release of $3.3 million compared to a net $4.1 million loan loss release for the comparable 2014 period. Mr. Redman stated, "The loan loss release recorded in the second quarter reflects the continued improvement in the asset quality and change in composition of our loan portfolio."

Non-interest income for the quarter ended June 30, 2015 totaled $15.3 million, compared to $12.9 million for the previous quarter and $13.8 million for the 2014 second quarter. Non-interest income for the six months ended June 30, 2015 totaled $28.3 million compared to $27.5 million for the comparable 2014 period. The increases for the quarter and six months ended June 30, 2015 are primarily due to increases in mortgage banking income, net.

General and administrative ("G&A") expense for the quarter ended June 30, 2015 totaled $71.9 million compared to $70.1 million for the previous quarter and $71.6 million for the 2014 second quarter. For the six months ended June 30, 2015, G&A expense totaled $142.0 million, relatively flat from $141.8 million for the 2014 comparable period. The linked quarterly increase was primarily attributable to an increase in compensation and benefits expense to $37.7 million for the quarter ended June 30, 2015 from $36.3 million for the previous quarter. Mr. Redman commented, "While investment in support of our strategic initiatives continued, our total G&A expense remained within our expected range of $70 - $73 million per quarter as it continued to be positively impacted by lower FDIC insurance premiums."

New York State tax legislation, signed into law on April 13, 2015, largely conformed New York City banking income tax laws with the New York State legislation enacted in 2014, and also made certain refinements to the New York State legislation. For Astoria, the effect of the 2015 legislation was the elimination of the $7.2 million deferred tax asset valuation allowance, and the establishment and recognition of additional state and local deferred tax assets of $4.2 million.

Balance Sheet Summary
Total assets at June 30, 2015 were $15.3 billion, a decrease of $344.7 million from December 31, 2014. The decrease was primarily due to a decline in the loan portfolio which decreased $443.4 million from December 31, 2014 and totaled $11.5 billion at June 30, 2015, partially offset by an increase in the securities portfolio of $67.5 million over the same period.

The MF/CRE mortgage loan portfolio totaled $4.8 billion at June 30, 2015, an increase of $19.1 million from December 31, 2014 and represents 42% of the total loan portfolio. For the quarter and six months ended June 30, 2015, MF/CRE loan originations totaled $192.8 million and $452.7 million, respectively, compared to $353.5 million and $571.5 million, for the 2014 comparable periods. The MF/CRE loan production for the 2015 second quarter and six months ended June 30, 2015 were originated with weighted average loan-to-value ratios of approximately 51%, and weighted average debt coverage ratios of approximately 1.38 and 1.50, respectively, for the quarter and six months ended June 30, 2015. MF/CRE loan prepayments for the quarter and six months ended June 30, 2015 totaled $212.6 million and $358.8 million, respectively, up from $56.6 million and $169.5 million for the comparable 2014 periods. Mr. Redman commented, "During the second quarter, we experienced a sharp increase in prepayment activity in our MF/CRE loan portfolio, due in part to some of our competitors' willingness to offer more cash on loans, or loosened covenants, terms that we did not feel comfortable offering in the current interest rate environment." At June 30, 2015, the MF/CRE pipeline totaled approximately $236.3 million.

The residential mortgage loan portfolio totaled $6.4 billion at June 30, 2015, compared to $6.9 billion at December 31, 2014. For the quarter and six months ended June 30, 2015, residential loan originations for portfolio totaled $222.1 million and $362.6 million, respectively, compared to $83.2 million and $181.5 million for the 2014 comparable periods. The weighted average loan-to-value ratio of the residential loan production for portfolio at origination was approximately 60% for both the quarter and six months ended June 30, 2015. Residential loan prepayments for the quarter and six months ended June 30, 2015 totaled $392.9 million and $672.7 million, respectively, up from $289.9 million and $515.1 million for the comparable 2014 periods. At June 30, 2015, the residential mortgage pipeline totaled approximately $221.0 million.

Deposits totaled $9.2 billion at June 30, 2015, a decrease of $277.1 million from December 31, 2014. This decrease was primarily due to a decrease in higher cost certificates of deposit, partially offset by net increases in lower cost core deposits, particularly consumer and business checking deposits. Core deposits totaled $6.9 billion, representing 75% of total deposits, and had a weighted average rate of 12 basis points at June 30, 2015.

Stockholders' equity totaled $1.63 billion, or 10.65% of total assets at June 30, 2015, an increase of $48.5 million from December 31, 2014. Astoria's capital levels continue to exceed the minimum levels required to be designated as "well-capitalized" for bank regulatory purposes. At June 30, 2015, Tier 1 leverage, Common Equity Tier 1 risk based, Tier 1 risk-based and Total risk-based capital ratios were 10.95%, 18.83%, 18.83% and 20.06%, respectively for Astoria Bank, and 9.83%, 15.59%, 16.96% and 18.19%, respectively for Astoria Financial Corporation. At June 30, 2015, Astoria Financial Corporation's tangible common equity ratio was 8.69%.

Asset Quality
Non-performing loans ("NPLs"), totaled $122.8 million, or 1.07% of total loans, at June 30, 2015, compared to $127.8 million, or 1.07% of total loans, at December 31, 2014. Included in the NPLs at June 30, 2015 is $56.7 million of loans which are current or less than 90 days past due compared to $65.0 million at December 31, 2014. Total delinquent loans and NPLs at June 30, 2015 were $216.0 million compared to $227.7 million at December 31, 2014. Net charge-offs for the quarter ended June 30, 2015 totaled $33,000 compared to $757,000 in the previous quarter and $9.7 million in the 2014 second quarter. Other real estate owned declined to $23.4 million at June 30. 2015, compared to $35.7 million at December 31, 2014.

Future Outlook
Commenting on the Company's future outlook, Mr. Redman stated, "With the 30 year conforming mortgage rate north of 4%, we believe that the elevated pace of prepayment activity which we experienced in the first half of 2015 will slow during the second half of the year.

We also believe that we will continue to build upon the momentum we have achieved in business banking where, over the past twelve months, highly desirable business checking account balances have grown by 16% and total business deposits have grown by 22%. During that same time period, total outstanding business banking loans, including commercial real estate loans originated through our business banking operations, have grown by 49%. To further enhance our business banking growth, we plan on opening a branch in Long Island City, Queens, before the end of the year, primarily to provide further support to our business bankers."

Earnings Conference Call July 23, 2015 at 10:00 a.m. (ET)
The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, July 23, 2015 at 10:00 a.m. (ET). The toll-free dial-in number is (877) 709-8150. A telephone replay will be available from July 23, 2015 at 1:00 p.m. (ET) through midnight (ET) Saturday, August 1, 2015. The replay number is (877) 660-6853, ID# 13612522. The conference call will also be simultaneously webcast on the Company's website www.astoriabank.com and archived for one year.

About Astoria Financial Corporation
Astoria Financial Corporation, with assets of $15.3 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.2 billion, is the second largest thrift depository in New York and provides its retail and business customers and local communities it serves with quality financial products and services through 87 convenient banking branch locations, a business banking office in Manhattan, and multiple delivery channels, including its flexible mobile banking app. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area and originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia.

Forward Looking Statements
This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control; increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment; changes in deposit flows, loan demand or collateral values; changes in accounting principles, policies or guidelines; changes in general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; our ability to successfully implement technological changes; our ability to successfully consummate new business initiatives; litigation or other matters before regulatory agencies, whether currently existing or commencing in the future; or our ability to implement enhanced risk management policies, procedures and controls commensurate with shifts in our business strategies and regulatory expectations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	June 30,	December 31,
	2015	2014
ASSETS
Cash and due from banks	$ 168,790	$ 143,185
Securities available-for-sale	428,745	384,359
Securities held-to-maturity
(fair value of $2,152,091 and $2,131,371, respectively)	2,156,882	2,133,804
Federal Home Loan Bank of New York stock, at cost	138,384	140,754
Loans held-for-sale, net	8,318	7,640
Loans receivable:
Mortgage loans, net	11,270,140	11,707,785
Consumer and other loans, net	243,916	249,663
	11,514,056	11,957,448
Allowance for loan losses	(107,500)	(111,600)
Total loans receivable, net	11,406,556	11,845,848
Mortgage servicing rights, net	11,463	11,401
Accrued interest receivable	36,752	36,628
Premises and equipment, net	110,950	111,622
Goodwill	185,151	185,151
Bank owned life insurance	435,144	430,768
Real estate owned, net	23,399	35,723
Other assets	184,822	173,138

TOTAL ASSETS	$ 15,295,356	$ 15,640,021

LIABILITIES
Deposits	$ 9,227,770	$ 9,504,909
Federal funds purchased	370,000	455,000
Reverse repurchase agreements	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	2,340,000	2,384,000
Other borrowings, net	248,957	248,691
Mortgage escrow funds	132,902	115,400
Accrued expenses and other liabilities	247,205	251,951

TOTAL LIABILITIES	13,666,834	14,059,951

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series C (150,000 shares authorized; and 135,000 shares issued
and outstanding)	129,796	129,796
Common stock, $0.01 par value (200,000,000 shares authorized;
166,494,888 shares issued; and 100,791,839 and 99,940,399 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	895,984	897,049
Retained earnings	2,024,611	1,992,833
Treasury stock (65,703,049 and 66,554,489 shares, at cost, respectively)	(1,357,727)	(1,375,322)
Accumulated other comprehensive loss	(65,807)	(65,951)

TOTAL STOCKHOLDERS' EQUITY	1,628,522	1,580,070

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 15,295,356	$ 15,640,021

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Interest income:
Residential mortgage loans	$51,375	$62,294	$105,337	$127,248
Multi-family and commercial real estate mortgage loans	48,611	43,347	96,103	86,737
Consumer and other loans	2,242	2,085	4,432	4,171
Mortgage-backed and other securities	15,238	14,116	30,308	27,793
Interest-earning cash accounts	107	80	196	149
Federal Home Loan Bank of New York stock	1,461	1,458	2,983	3,291
Total interest income	119,034	123,380	239,359	249,389
Interest expense:
Deposits	9,944	12,823	20,673	26,052
Borrowings	23,940	24,783	47,815	49,593
Total interest expense	33,884	37,606	68,488	75,645

Net interest income	85,150	85,774	170,871	173,744
Provision for loan losses credited to operations	(2,967)	(5,742)	(3,310)	(4,111)
Net interest income after provision for loan losses	88,117	91,516	174,181	177,855
Non-interest income:
Customer service fees	8,871	9,030	17,082	18,050
Other loan fees	553	647	1,106	1,255
Gain on sales of securities	72	-	72	-
Mortgage banking income, net	2,076	610	2,403	1,410
Income from bank owned life insurance	2,179	2,139	4,376	4,128
Other	1,591	1,419	3,236	2,671
Total non-interest income	15,342	13,845	28,275	27,514
Non-interest expense:
General and administrative:
Compensation and benefits	37,655	34,415	73,936	67,803
Occupancy, equipment and systems	18,980	17,793	38,638	35,967
Federal deposit insurance premium	4,335	7,277	8,536	15,846
Advertising	2,801	2,438	5,065	4,150
Other	8,105	9,670	15,813	18,050
Total non-interest expense	71,876	71,593	141,988	141,816

Income before income tax expense	31,583	33,768	60,468	63,553
Income tax expense	152	11,468	9,730	9,704

Net income	31,431	22,300	50,738	53,849

Preferred stock dividends	2,194	2,194	4,388	4,388

Net income available to common shareholders	$29,237	$20,106	$46,350	$49,461

Basic and diluted earnings per common share	$0.29	$0.20	$0.46	$0.50

Basic and diluted weighted average common shares outstanding	99,664,442	98,275,886	99,459,376	98,191,434

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended June 30,
		2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$6,585,358	$51,375	3.12%	$7,731,250	$62,294	3.22%
Multi-family and commercial real estate	4,808,839	48,611	4.04	4,297,463	43,347	4.03
Consumer and other loans (1)	250,253	2,242	3.58	238,164	2,085	3.50
Total loans	11,644,450	102,228	3.51	12,266,877	107,726	3.51
Mortgage-backed and other securities (2)	2,551,521	15,238	2.39	2,325,214	14,116	2.43
Interest-earning cash accounts	147,230	107	0.29	104,033	80	0.31
Federal Home Loan Bank stock	137,635	1,461	4.25	147,224	1,458	3.96
Total interest-earning assets	14,480,836	119,034	3.29	14,843,348	123,380	3.32
Goodwill	185,151			185,151
Other non-interest-earning assets	730,500			674,527
Total assets	$15,396,487			$15,703,026

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,211,870	276	0.05	$2,411,953	301	0.05
Money market	2,421,514	1,599	0.26	2,103,462	1,160	0.22
NOW and demand deposit	2,284,443	194	0.03	2,136,667	175	0.03
Total core deposits	6,917,827	2,069	0.12	6,652,082	1,636	0.10
Certificates of deposit	2,384,967	7,875	1.32	3,016,811	11,187	1.48
Total deposits	9,302,794	9,944	0.43	9,668,893	12,823	0.53
Borrowings	4,052,628	23,940	2.36	4,127,661	24,783	2.40
Total interest-bearing liabilities	13,355,422	33,884	1.01	13,796,554	37,606	1.09
Non-interest-bearing liabilities	428,607			343,589
Total liabilities	13,784,029			14,140,143
Stockholders' equity	1,612,458			1,562,883
Total liabilities and stockholders' equity	$15,396,487			$15,703,026

Net interest income/
net interest rate spread (3)		$85,150	2.28%		$85,774	2.23%
Net interest-earning assets/
net interest margin (4)	$1,125,414		2.35%	$1,046,794		2.31%
Ratio of interest-earning assets to
interest-bearing liabilities	1.08x			1.08x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Six Months Ended June 30,
		2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$6,700,820	$105,337	3.14%	$7,857,298	$127,248	3.24%
Multi-family and commercial real estate	4,820,377	96,103	3.99	4,225,270	86,737	4.11
Consumer and other loans (1)	252,808	4,432	3.51	238,561	4,171	3.50
Total loans	11,774,005	205,872	3.50	12,321,129	218,156	3.54
Mortgage-backed and other securities (2)	2,527,947	30,308	2.40	2,294,045	27,793	2.42
Interest-earning cash accounts	139,033	196	0.28	100,299	149	0.30
Federal Home Loan Bank stock	141,046	2,983	4.23	149,401	3,291	4.41
Total interest-earning assets	14,582,031	239,359	3.28	14,864,874	249,389	3.36
Goodwill	185,151			185,151
Other non-interest-earning assets	725,667			666,483
Total assets	$15,492,849			$15,716,508

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,221,086	551	0.05	$2,440,149	605	0.05
Money market	2,400,339	3,154	0.26	2,065,862	2,420	0.23
NOW and demand deposit	2,246,517	383	0.03	2,109,164	340	0.03
Total core deposits	6,867,942	4,088	0.12	6,615,175	3,365	0.10
Certificates of deposit	2,467,172	16,585	1.34	3,084,022	22,687	1.47
Total deposits	9,335,114	20,673	0.44	9,699,197	26,052	0.54
Borrowings	4,143,921	47,815	2.31	4,139,474	49,593	2.40
Total interest-bearing liabilities	13,479,035	68,488	1.02	13,838,671	75,645	1.09
Non-interest-bearing liabilities	412,890			330,332
Total liabilities	13,891,925			14,169,003
Stockholders' equity	1,600,924			1,547,505
Total liabilities and stockholders' equity	$15,492,849			$15,716,508

Net interest income/
net interest rate spread (3)		$170,871	2.26%		$173,744	2.27%
Net interest-earning assets/
net interest margin (4)	$1,102,996		2.34%	$1,026,203		2.34%
Ratio of interest-earning assets to
interest-bearing liabilities	1.08x			1.07x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA
	For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Selected Returns and Financial Ratios (annualized)
Return on average common stockholders' equity (1)	7.89%	5.61%	6.30%	6.98%
Return on average tangible common stockholders' equity (1) (2)	9.01	6.44	7.21	8.03
Return on average assets (1)	0.82	0.57	0.65	0.69
General and administrative expense to average assets	1.87	1.82	1.83	1.80
Efficiency ratio (3)	71.52	71.87	71.30	70.46
Net interest rate spread	2.28	2.23	2.26	2.27
Net interest margin	2.35	2.31	2.34	2.34

Selected Non-GAAP Returns and Financial Ratios (annualized) (4)
Non-GAAP return on average common stockholders' equity (1)	4.81%	5.61%	4.75%	5.36%
Non-GAAP return on average tangible common stockholders' equity (1) (2)	5.50	6.44	5.44	6.16
Non-GAAP return on average assets (1)	0.52	0.57	0.51	0.54

Asset Quality Data (dollars in thousands)
Non-performing loans:
Current			$48,851	$62,918
30-59 days delinquent			4,861	6,082
60-89 days delinquent			2,968	2,557
90 days or more delinquent			66,155	38,170
Non-performing loans			122,835	109,727

Non-performing residential mortgage loans held-for-sale			-	186,312

Real estate owned			23,399	44,144

Non-performing assets			$146,234	$340,183

Net loan charge-offs	$33	$9,658	$790	$16,289

Non-performing loans/total loans			1.07%	0.91%
Non-performing loans/total assets			0.80	0.70
Non-performing assets/total assets			0.96	2.16
Allowance for loan losses/non-performing loans			87.52	108.09
Allowance for loan losses/total loans			0.93	0.98
Net loan charge-offs to average loans outstanding (annualized)	0.00%	0.31%	0.01	0.26

Regulatory Capital Ratios (5)
Astoria Bank:
Tier 1 leverage			10.95%	10.32%
Common equity tier 1 risk-based			18.83	N/A
Tier 1 risk-based			18.83	17.48
Total risk-based			20.06	18.73
Astoria Financial Corporation:
Tier 1 leverage			9.83%	N/A
Common equity tier 1 risk-based			15.59	N/A
Tier 1 risk-based			16.96	N/A
Total risk-based			18.19	N/A

Other Data
Cash dividends paid per common share	$0.04	$0.04	$0.08	$0.08
Book value per common share			14.87	14.54
Tangible book value per common share			13.03	12.68
Tangible common stockholders' equity/tangible assets (2) (6)			8.69%	8.12%
Mortgage loans serviced for others (in thousands)			$1,420,338	$1,474,634
Full time equivalent employees			1,579	1,560

(1)

Returns on average common stockholders' equity and average tangible common stockholders' equity are calculated using net income available to common shareholders. Returns on average assets are calculated using net income.

(2)	Tangible common stockholders' equity represents common stockholders' equity less goodwill.
(3)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(4)

See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the three months ended June 30, 2015 and six months ended June 30, 2015 and 2014.

(5)

The regulatory capital ratios presented as of June 30, 2015 represent calculations under the Basel III guidelines which became effective for Astoria Bank and Astoria Financial Corporation on January 1, 2015 and the Dodd-Frank Act.  The  regulatory capital ratios presented as of June 30, 2014 were calculated under rules effective at that time.  Prior to 2015, Astoria Financial Corporation was not subject to regulatory capital requirements.

(6)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At June 30, 2015		At March 31, 2015		At June 30, 2014
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$6,367,966	3.33%	$6,614,151	3.34%	$7,302,951	3.41%
Multi-family and commercial real estate	4,793,658	3.71	4,848,942	3.75	4,424,804	3.90
Mortgage-backed and other securities (3)	2,585,627	2.75	2,532,945	2.78	2,353,369	2.84

Interest-bearing liabilities:
Savings	2,186,470	0.05	2,230,516	0.05	2,371,896	0.05
Money market	2,446,428	0.27	2,407,520	0.24	2,172,452	0.23
NOW and demand deposit	2,287,319	0.03	2,301,022	0.03	2,151,980	0.03
Total core deposits	6,920,217	0.12	6,939,058	0.11	6,696,328	0.10
Certificates of deposit	2,307,553	1.31	2,467,971	1.36	2,963,043	1.50
Total deposits	9,227,770	0.42	9,407,029	0.44	9,659,371	0.53
Borrowings, net	4,058,957	2.33	4,113,824	2.30	4,200,426	2.34

(1)     Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2) Mortgage loans exclude loans held-for-sale and non-performing loans, except non-performing residential mortgage loans which are current or less than 90 days past due.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with US generally accepted accounting principles (GAAP or GAAP measures) excluding the adjustment detailed in the following table (non-GAAP measures) provides a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Three Months Ended
	June 30, 2015			June 30, 2014
	GAAP	Adjustment (1)	Non-GAAP	GAAP	Adjustment	Non-GAAP

Income before income tax expense	$ 31,583	$ -	$ 31,583	$ 33,768	$ -	$ 33,768
Income tax expense	152	11,404	11,556	11,468	-	11,468

Net income	31,431	(11,404)	20,027	22,300	-	22,300

Preferred stock dividends	2,194	-	2,194	2,194	-	2,194

Net income available to common shareholders	$ 29,237	$ (11,404)	$ 17,833	$ 20,106	$ -	$ 20,106

Basic and diluted earnings per common share	$ 0.29	$ (0.11)	$ 0.18	$ 0.20	$ -	$ 0.20

	For the Six Months Ended
	June 30, 2015			June 30, 2014
	GAAP	Adjustment (1)	Non-GAAP	GAAP	Adjustment (2)	Non-GAAP

Income before income tax expense	$ 60,468	$ -	$ 60,468	$ 63,553	$ -	$ 63,553
Income tax expense	9,730	11,404	21,134	9,704	11,487	21,191

Net income	50,738	(11,404)	39,334	53,849	(11,487)	42,362

Preferred stock dividends	4,388	-	4,388	4,388	-	4,388

Net income available to common shareholders	$ 46,350	(11,404)	$ 34,946	$ 49,461	$ (11,487)	$ 37,974

Basic and diluted earnings per common share	$ 0.46	$ (0.11)	$ 0.35	$ 0.50	$ (0.12)	$ 0.38

Non-GAAP returns and earnings per common share are calculated substituting non-GAAP net income and non-GAAP net income available to common shareholders for net income and net income available to common shareholders in the corresponding calculation.

(1)

The 2015 adjustment represents the effects of income tax legislation enacted in the 2015 second quarter, primarily related to New York City, which was reflected in our net deferred tax asset in the statement of financial condition with a corresponding adjustment to income tax expense in the period of enactment.

(2)

The 2014 adjustment represents the effects of income tax legislation enacted in the 2014 first quarter, related to New York State, which was reflected in our net deferred tax asset in the statement of financial condition with a corresponding adjustment to income tax expense in the period of enactment.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriabank.com